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                                                                     Exhibit 1.3

                       The Rules of the Board of Directors

                                                        Amended on June 27, 2003

(Purpose)
Article 1
Except as otherwise provided in the laws and the Articles of Incorporation of the Company, the matters pertaining to the Board of Directors of the Company shall be governed by these rules.


(Person entitled to convene the meeting)
Article 2
1. The Board of Directors shall be convened by the Chairman of the Board of Directors (hereinafter the "Chairman").
2. In case the Chairman is prevented from so acting or in the absence of the Chairman, the Vice Chairman (hereinafter the "Vice Chairman") shall act in his place, and if both the Chairman and the Vice Chairman are prevented from so acting or in the absence of the Chairman and the Vice Chairman, the President shall act in his place.
3. In case all of the Chairman, the Vice Chairman, and the President are prevented from so acting, one of the Representative Directors shall act in his place in the order previously fixed.

(Meeting to be held)
Article 3
A meeting of the Board of Directors shall be held once in every month as a general rule and shall be held from time to time whenever necessity arises. In convening a meeting of the Board of Directors, notice to that effect shall be given to each Director and each Statutory Auditor at least three days prior to the date set for the meeting, provided however that this period may be shortened in case of emergency.

(Method of Resolution)
Article 4
Resolutions of a meeting of the Board of Directors shall be adopted by a majority vote of

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the Directors present who shall constitute in number a majority of Directors.

(Chairperson)
Article 5
The Chairman shall act as chairperson at the meeting of the Board of Directors. Paragraphs 2 and 3 of Article 2 shall apply mutatis mutandis to chairperson at the meeting of the Board of Directors.

(Matters to be resolved or reported)
Article 6
Matters to be resolved by the Board of Directors shall be as follows.
(1)  Matters designated by the laws or the Article of Incorporation
(2)  Matters authorized to resolve by a general meeting of shareholders
(3)  Any important matter relating to the execution of business
Matters to be reported to the Board of Directors shall be the result of operation of the Company and other matters to be designated by the laws.

(Corporate Auditors)
Article 7
Corporate Auditors who attend any meeting of the Board of Directors may express their opinion thereat.

(Persons concerned)
Article 8
The Board of Directors may require any person concerned to the agenda to attend the meeting and to give his/her opinions thereat whenever necessity arises.

(Minutes)
Article 9
The general procedure and the resultant action taken at a meeting of the Board of Directors shall be recorded in minutes, to which chairperson, and the Directors and Corporate Auditors present shall affix their names and seals and such minutes shall be kept at the Company.

(Secretary works)
Article 10

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Secretariat, Legal Division, Corporate Planning & Strategy Division and
Corporate Administrative Division of the Company shall be in charge of the secretary works for a meeting of the Board of Directors and General Manager of Legal Division shall lead to that extent.


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